GREAT LAKES WINDOWS, Inc., a manufacturer of vinyl windows, announced today the closing of the Sarver, Pennsylvania facility. The Sarver plant currently employed approximately 95 employees.

“Our continuous improvement process has created excess capacity. The closure of the Sarver facility, which manufactured product for both Napco Windows Systems, Inc., and Great Lakes Windows, Inc., will allow us to continue to move forward in becoming a more competitive supplier for our customers” Great Lakes Windows President Jeff Klein stated.

“Windows and doors for both brands have been assembled at the Toledo, OH, facility since late 2004. We look for this change to allow improved customer service, through reduction in lead times for both brands,” Klein said.

Klein indicated that he is committed to dealing with the affected employees in a fair manner.

Napco Window Systems, Inc., and Great Lakes Windows, Inc. manufacture replacement windows and doors for wholesale distributors, lumberyards, and regional dealers.

Napco Window Systems, Inc., and Great Lakes Windows, Inc. are both wholly owned subsidiaries of Ply Gem Industries, Inc.